PRESS RELEASE                                              W. H. HARDMAN,JR.
AUGUST 11, 2005                                               (864) 255-4100
FOUNTAIN INN, SOUTH CAROLINA

           DELTA WOODSIDE INDUSTRIES, INC. ANNOUNCES ITS FY 2006 PLAN

Delta Woodside Industries, Inc. (OTC-BB-DLWI) (the "Company") today announced that, on August 8, 2005, its Board of Directors approved the implementation of a comprehensive fiscal year 2006 Business Plan (the "2006 Plan"). Integral to the 2006 Plan is the Company's exit from the synthetics business, which will allow the Company to significantly reduce the working capital needs and operational losses associated with that business.

The Company also reported that on August 9, 2005, the Company's operating subsidiary, Delta Mills, Inc., entered into an amendment to its revolving credit agreement with GMAC Commercial Finance LLC, and on August 8, 2005 the Board approved termination of the Company's deferred compensation plan and payout of participant plan balances (approximately $3.4 million in the aggregate at August 8, 2005). The credit facility amendment includes a waiver with respect to Delta Mills' noncompliance with the minimum EBITDA covenant for the fourth quarter ended July 2, 2005, allows for the payment of the deferred compensation participant account balances, and sets required minimum EBITDA levels for each quarter of fiscal 2006. The GMAC amendment also provides for a $3.0 million supplement to the allowed asset-based availability. The supplement is available through February of 2006, and Delta Mills will owe a $30,000 fee for any calendar month in which Delta Mills uses, on more than three days, all or part of this supplemental amount.

With these critical elements, management believes that the 2006 Plan will allow the Company to continue meeting its financial obligations and position the Company to focus on the strengths of its cotton business with the aim of returning the Company to profitability.

As part of the 2006 Plan, the Company will close the two plants dedicated to the synthetics product lines: Its Pamplico weaving facility in Pamplico, SC and its Delta #2 finishing facility located in Wallace, SC. The Company expects to complete the closing of these facilities in the second fiscal quarter as production requirements dictate. The closings will affect approximately 365 employees company-wide. Under the 2006 Plan, the Company will maintain its current finishing and weaving capacity for its cotton businesses. Based on management's internal projections, closing the synthetics product lines is expected to improve the Company's operating results by approximately $3 million per year on an ongoing pro forma basis.

The Company expects its exit from the synthetics business to be complete by the end of fiscal year 2006 and expects to record restructuring and impairment charges of between $7.5 and $9.5 million on a pre-tax basis. The Company expects to record a pre-tax asset impairment charge ranging from $4.5 to $5.5 million in the fiscal year 2005 fourth quarter ended July 2, 2005. In the fiscal year 2006 first quarter ending October 1, 2005, the Company expects to record pre-tax cash restructuring charges ranging from $3.0 to $4.0 million, which are primarily wage and salary severance benefit costs. In addition to the restructuring and impairment charges, the Company expects to record in cost of goods sold in the fiscal year 2005 fourth quarter ended July 2, 2005 an approximately $0.7 million charge for the write-down of certain supply inventories associated with the impaired assets. The total pre-tax charge is net of estimated proceeds of $3.0 to $4.0 million from land, building and equipment sales that are expected to occur in the last half of fiscal year 2006. The Company also expects to reduce working capital requirements by approximately $13.0 million by the end of fiscal year 2006.

W. F. Garrett, President and CEO commented: "The decision to exit the synthetics business and close these two facilities was a painful and difficult decision. Our management team and our labor force have done an excellent job in the most difficult of circumstances. However, due to the impact of foreign imports, our capacity utilization for this part of our business continues to be at or below 60% and sales prices continue to decline. With no improvement in the foreseeable future it became evident that this business is not viable and can no longer support its working capital requirements. Going forward, this move will allow us to become more focused on our two largest and strongest businesses: government and cotton twill (khaki)."

The termination of the deferred compensation plan by the Board (with Messrs. W.F. Garrett and J.P. Danahy abstaining) followed the recommendation of the Board's Compensation Committee. By terminating the deferred compensation plan and paying the respective account balances to each participant (approximately $3.4 million in the aggregate as of August 8, 2005), the Company expects to retain certain of its key managers who are essential to the future of the Company. The Company also expects to save approximately $123,000 in interest expense by replacing the long-term deferred compensation liability with lower-interest short-term debt under the GMAC credit facility (based on the balances outstanding and interest rates in effect at August 8, 2005). Under the deferred compensation plan the Company's executive officers and certain senior and middle level management employees had been permitted to defer a portion of their compensation. Deferred compensation accounts are credited with interest and are distributable upon retirement, disability or employment termination. The Compensation Committee and the Board decided to terminate the deferred compensation plan as a measure to retain key employees who, in light of the general difficulties in the textile industry, have expressed a desire to diversify their retirement assets. Since fiscal year 2004, certain employees who voluntarily terminated their employment with the Company expressed that a primary reason for their departure was that the deferred compensation plan had not been earlier terminated, which early termination would have allowed them to receive their deferred compensation accounts without leaving the Company's employ. The Company is conditioning termination of the deferred compensation plan with respect to any employee participant on the agreement of that participant to remain an employee for a specified period (eighteen months in the case of the executive officers and certain other employees). Termination of the plan will be complete when all participants have entered into such agreements and received distributions of their account balances.

The preceding discussion contains certain "forward-looking statements". These are based on the Company's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States and international trade regulations, including without limitation the end of quotas on textile and apparel products among World Trade Organization (WTO) member states in 2005, the discovery of unknown conditions (such as environmental matters and similar items), and the uncertainties associated with the projected costs and asset sales of the closing of the synthetics business. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Delta Woodside Industries, Inc., headquartered in Fountain Inn, South Carolina, manufactures and sells textile products for the apparel industry. The Company currently employs approximately 1,000 people and operates four plants located in South Carolina. Upon completion of the 2006 Plan described above, the Company will employ approximately 600 people and will operate two plants.
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